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                                   EXHIBIT 5
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November 3, 1994

BANC ONE CORPORATION
100 East Broad Street
Columbus, Ohio  43215


Re:   BANC ONE CORPORATION REGISTRATION STATEMENT
      ON FORM S-4 (1ST*BANK)


Gentlemen:

I have acted as counsel to BANC ONE CORPORATION ("BANC ONE") in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by BANC ONE with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed merger (the "Merger") of 1st*Bank, Coppell, Texas ("1st*Bank") into Bank One, Texas, National Association, Dallas, Texas ("Bank One Texas"), a wholly owned subsidiary of BANC ONE's wholly owned subsidiary Banc One Texas Corporation, pursuant to the terms of a Merger Agreement dated August 10, 1994 (the "Merger Agreement") between 1st*Bank and Bank One Texas, joined in by BANC ONE and Banc One Texas Corporation. The Registration Statement relates to the issuance of up to 425,000 shares of the Common Stock, no par value, of BANC ONE (the "Shares") to the shareholders of 1st*Bank in connection with the Merger.

In this connection, I have examined such corporate records and other documents and certificates of public officials as I have deemed necessary in order to render the opinion set forth below.

Based upon the foregoing, it is my opinion that upon the satisfaction of certain conditions provided for in the Merger Agreement, the Shares, when issued and delivered pursuant to the provisions of the Merger Agreement and upon consummation of the Merger, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

/s/ Steven Alan Bennett

Steven Alan Bennett
Senior Vice President
and General Counsel